                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         COLUMBIA SPORTSWEAR COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                          COLUMBIA SPORTSWEAR COMPANY

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 25, 2000

To the Shareholders of Columbia Sportswear Company:

     The annual meeting of the shareholders of Columbia Sportswear Company, an Oregon corporation, will be held at 2:00 p.m., Pacific Time, on Thursday, May 25, 2000, at the Multnomah Athletic Club at 1849 SW Salmon, Portland, Oregon for the following purposes:

     1. Electing seven directors to serve for the following year and until their successors are elected; and

     2. Transacting any other business that properly comes before the meeting.

     Only shareholders of record at the close of business on April 14, 2000 will be entitled to vote at the annual meeting.

     You are requested to date and sign the enclosed proxy and return it in the postage-prepaid envelope enclosed for that purpose. You may attend the meeting in person even if you send in your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

                                          By Order of the Board of Directors

                                          Timothy P. Boyle
                                          President and Chief Executive Officer

Portland, Oregon
April 28, 2000

                          COLUMBIA SPORTSWEAR COMPANY

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

     The enclosed proxy is solicited on behalf of the Board of Directors of Columbia Sportswear Company, an Oregon corporation, for use at the annual meeting of shareholders to be held on May 25, 2000 and at any adjournment thereof. The annual meeting will be held at 2:00 p.m., Pacific Time, on Thursday, May 25, 2000, at the Multnomah Athletic Club at 1849 SW Salmon, Portland, Oregon.

     The Company will bear the cost of preparing and mailing the proxy, proxy statement, and any other material furnished to shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mails, and officers and employees of the Company may also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians, and brokerage houses for forwarding to beneficial owners of the stock held in their names.

     All valid, unrevoked proxies will be voted at the annual meeting in accordance with the instructions given. Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Company, attention Carl K. Davis, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by voting in person at the meeting. A shareholder who attends the meeting, however, is not required to revoke the proxy and vote in person.

     UPON WRITTEN REQUEST TO TIMOTHY P. BOYLE, SECRETARY, ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT WILL BE PROVIDED, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K. THE ANNUAL REPORT ON FORM 10-K CAN ALSO BE OBTAINED FROM THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION, AT WWW.SEC.GOV.

     The mailing address of the principal executive offices of the Company is 6600 North Baltimore, Portland, Oregon 97203, and its telephone number is (503) 286-3676. The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is April 28, 2000.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the annual meeting is April 14, 2000. On that date there were 25,382,022 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

     The following table sets forth certain information regarding the beneficial ownership as of December 31, 1999 of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director or nominee to become director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                                SHARES            PERCENTAGE
                   BENEFICIAL OWNER                      BENEFICIALLY OWNED(1)    OF SHARES
                   ----------------                      ---------------------    ----------
Gertrude Boyle.........................................        4,179,533(2)          16.5%
  6600 North Baltimore
  Portland, Oregon 97203
Timothy P. Boyle.......................................       10,545,058(3)          41.6%
  6600 North Baltimore
  Portland, Oregon 97203
Sarah A. Bany..........................................        3,138,877(4)          12.4%
  6600 North Baltimore
  Portland, Oregon 97203
Don R. Santorufo.......................................          880,435(5)           3.5%
Terry J. Brown.........................................           42,857(6)             *
Robert G. Masin........................................           31,472(7)             *
Murrey R. Albers.......................................            8,399(8)             *
Edward S. George.......................................           17,580(9)             *
Walter T. Klenz........................................                0                *
John Stanton...........................................          130,954(10)            *
All directors, nominees and executive officers as a
  group (12 persons)...................................       19,043,577(11)         74.7%

---------------
  *  Less than 1%.

 (1) Shares which the person or group has the right to acquire within 60 days after December 31, 1999 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

 (2) Includes 636,074 shares held in two grantor retained annuity trusts for which Mrs. Boyle is the income beneficiary and Ms. Bany is the beneficiary of the remainder.

 (3) Includes 173,900 shares held in trust, of which Mr. Boyle's wife is trustee, for the benefit of Mr. Boyle's children.

 (4) Includes (a) 118,000 shares held in trust, of which Ms. Bany's husband is trustee, for the benefit of Ms. Bany's children, (b) 657,750 shares held in two grantor retained annuity trusts for which Ms. Bany is the income beneficiary and Ms. Bany's husband and children are beneficiaries of the remainder and (c) 777 shares subject to options exercisable within 60 days after December 31, 1999.

 (5) Includes 391,389 shares that vest ratably over five years ending December 31, 2004.

 (6) Includes 38,857 shares subject to options exercisable within 60 days after December 31, 1999.

 (7) Includes 28,727 shares subject to options exercisable within 60 days after December 31, 1999.

 (8) Includes 5,399 shares subject to options exercisable within 60 days after December 31, 1999.

 (9) Includes 7,980 shares subject to options exercisable within 60 days after December 31, 1999.

(10) Includes 5,104 shares subject to options exercisable within 60 days after December 31, 1999.

(11) Includes 129,456 shares subject to options exercisable within 60 days after December 31, 1999.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The directors of the Company are elected at each annual meeting to serve until the next annual meeting and until their successors are elected and qualified. Each nominee other than Walter T. Klenz is now serving as a director of the Company. If a quorum of shareholders is present at the annual meeting, the seven nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker nonvotes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees named below. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes. The following table briefly describes the Company's nominees for directors.

    NAME, PRINCIPAL OCCUPATION, AND OTHER DIRECTORSHIPS       AGE   DIRECTOR SINCE
    ---------------------------------------------------       ---   --------------
GERTRUDE BOYLE has served as Chairman of the Board of         76         1970
Directors since 1970. Mrs. Boyle also served as the
Company's President from 1970 to 1988.
TIMOTHY P. BOYLE joined the Company in 1971 as general        50         1978
manager and has served as President and Chief Executive
Officer since 1988. Mr. Boyle also serves as the Company's
Secretary. Mr. Boyle is Gertrude Boyle's son.
SARAH BANY held various positions at the Company between      41         1988
1979 and August 1998, most recently as Director of Retail
Stores. Ms. Bany is Gertrude Boyle's daughter.
MURREY R. ALBERS became a director of the Company in July     58         1993
1993. Mr. Albers is President and Chief Executive Officer of
United States Bakery, a bakery with operations in Oregon,
Washington, Idaho, Montana and California. Mr. Albers, who
has been in his current position since June 1985, joined
United States Bakery as general manager of Franz Bakery in
1975. Mr. Albers chairs the Compensation Committee.
EDWARD S. GEORGE became a director of the Company in April    63         1989
1989. For 30 years, until his retirement, Mr. George worked
in the banking industry. From 1980 to 1990, he was President and CEO of Torrey Pines Bank. Between 1991 and 1998 he
served as a financial consultant. Mr. George is also a
director of First National Bank of San Diego. Mr. George
chairs the Audit Committee.
WALTER T. KLENZ has served as President and Chief Executive   54
Officer of Beringer Wine Estates since 1990, and has been
chairman of its board of directors since August 1997. Mr.
Klenz joined Beringer Wine Estates in 1976 as director of
marketing for the Beringer brand. He also serves on the
Board of Directors of America West Airlines. Mr. Klenz was
nominated for Columbia Sportswear Company's Board of
Directors in April 2000.
JOHN STANTON became a director of the Company in July 1997.   44         1997
Since 1992, Mr. Stanton has served as Chairman, Chief
Executive Officer and director of Western Wireless
Corporation, a publicly held cellular communications
company, and its predecessors. Mr. Stanton is also Chairman,
Chief Executive Officer, and director of VoiceStream
Wireless Corporation, a publicly traded company that is a
spin-off of Western Wireless. He previously co-founded McCaw
Cellular Communications, where he served as Chief Operating
Officer from 1985 to 1988 and as Vice Chairman from 1988 to
1991. Mr. Stanton also serves as a director of other
corporations, including Advanced Digital Information
Corporation and Microcell, a Canadian wireless company. Mr.
Stanton chairs the Nominating Committee.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors met five times in 1999. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 1999. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee, which met two times in 1999, makes recommendations concerning the engagement of the independent public accountants, reviews with the independent public accountants the plans and results of audits, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee consists of Messrs. Stanton, George and Albers. The Compensation Committee, which met three times in 1999, determines compensation for the Company's executive officers and administers the Company's 1997 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan. The Compensation Committee consists of Messrs. Stanton, George and Albers. The Nominating Committee, which met two times in 1999, reviews the composition of the Board and makes recommendations regarding nominations for director. Shareholders wishing to recommend a prospective nominee for the Board of Directors may do so by following the procedures set forth in the Company's bylaws, which are summarized below under "Shareholder Nominations for Director." The Nominating Committee consists of Messrs. Stanton, George and Albers.

COMPENSATION OF DIRECTORS

     Directors who are not officers of the Company receive annual compensation of $15,000 plus $1,000 per meeting attended in addition to reasonable out-of-pocket expenses incurred in attending meetings. Each year Directors who are not officers of the Company receive an option to acquire 3,500 shares of Common Stock and a $2,000 Columbia Sportswear apparel merchandise allowance.

RECOMMENDATION BY THE BOARD OF DIRECTORS

     The Board of Directors recommends that shareholders vote FOR the election of the nominees named in this proxy statement.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid by the Company for each of the last three years to the Chief Executive Officer and the four other most highly compensated executive officers.

                                                                        LONG-TERM
                                                                       COMPENSATION
                                           ANNUAL COMPENSATION          SECURITIES
                                       ----------------------------     UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR    SALARY      BONUS         OPTIONS      COMPENSATION(1)
     ---------------------------       ----   --------   ----------    ------------   ---------------
Timothy P. Boyle.....................  1999   $450,259   $  403,333           --          $16,778(2)
  President and Chief Executive
  Officer                              1998   $541,303   $  554,989           --          $ 9,774
                                       1997   $323,733   $  805,000           --          $13,641
Don R. Santorufo.....................  1999   $456,394   $  225,000           --          $17,038(2)
  Executive Vice President and         1998   $443,733   $  618,257(3)        --          $ 9,774
  Chief Operating Officer              1997   $286,946   $1,287,214(3)        --          $13,641
Gertrude Boyle.......................  1999   $508,587   $  453,842           --          $11,789
  Chairman of the Board                1998   $486,692   $  400,000           --          $ 9,774
                                       1997   $153,920   $  460,000           --          $13,641
Robert G. Masin......................  1999   $290,221   $  102,015        5,600          $15,960(2)
  General Merchandise Manager          1998   $248,269   $  100,588       30,000          $ 9,774
                                       1997   $213,370   $   85,385       29,500          $13,641
Terry J. Brown.......................  1999   $224,078   $  101,750        8,600          $15,603(2)
  Vice President, Planning and Chief   1998   $200,663   $   70,894       44,073          $ 9,774
  Information Officer                  1997   $189,305   $   75,721       59,000          $13,641

---------------
(1) Includes the Company's matching contribution under the Company's 401(k) savings plan of $4,750 for 1997 and $5,000 for each of 1998 and 1999, and a profit sharing contribution of $8,891 for 1997, $4,774 for 1998 and $6,789 for 1999.

(2) Includes $4,989, $5,249, $4,171 and $3,814 for Messrs. Boyle, Santorufo, Masin and Brown, respectively, paid in connection with an executive officer disability insurance premium.

(3) Includes bonuses paid to Mr. Santorufo of $597,214 for 1997 and $163,008 for 1998 for amounts equal to the accrued interest due and owing on Mr. Santorufo's loan from the Company in connection with his Deferred Compensation Conversion Agreement, increased to offset taxes owed by Mr. Santorufo as a result of the bonuses.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding stock options granted in 1999 to the executive officers named in the Summary Compensation Table.

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                  NUMBER OF     PERCENTAGE OF                             RATES OF ANNUAL STOCK
                                    SHARES     OPTIONS GRANTED                              PRICE APPRECIATION
                                  UNDERLYING    TO EMPLOYEES     EXERCISE                   FOR OPTION TERM(2)
                                   OPTIONS         DURING          PRICE     EXPIRATION   ----------------------
              NAME                GRANTED(1)     FISCAL YEAR     PER SHARE      DATE         5%          10%
              ----                ----------   ---------------   ---------   ----------   ---------   ----------
Gertrude Boyle..................       --             --              --           --           --           --
Timothy P. Boyle................       --             --              --           --           --           --
Don R. Santorufo................       --             --              --           --           --           --
Robert G. Masin.................    5,600            1.8%          12.25      2/23/09      $43,120     $109,312
Terry J. Brown..................    8,600            2.8%          12.25      2/23/09      $66,220     $167,872

---------------
(1) Mr. Masin's and Mr. Brown's options vest and become exercisable over a period of five years on a monthly vesting schedule.

(2) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or option spreads that would exist for the respective options based on assumed compounded rates of annual stock price appreciation of 5% and 10% from the date the options were granted over the option term.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table indicates for all executive officers named in the Summary Compensation Table (i) stock options exercised during 1999, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of December 31, 1999, and (iii) the value of in-the-money options, which represents the positive difference between the exercise price of existing stock options and the year-end price of the Common Stock.

                                   NUMBER                     NUMBER OF SHARES            VALUE OF UNEXERCISED
                                  OF SHARES                UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                  ACQUIRED               OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                                     ON        VALUE     ---------------------------   ---------------------------
              NAME                EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                ---------   --------   -----------   -------------   -----------   -------------
Gertrude Boyle..................     --          --            --             --              --             --
Timothy P. Boyle................     --          --            --             --              --             --
Don R. Santorufo................     --          --            --             --              --             --
Robert G. Masin.................     --          --        26,559         38,541        $217,351       $239,389
Terry J. Brown..................     --          --        34,604         78,796        $175,971       $409,823

---------------
(1) Based on the last sale price of $21.50 per share on December 31, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its corporate headquarters in Portland, Oregon from Gertrude Boyle and has leased a warehouse from Gertrude Boyle and Timothy P. Boyle. Pursuant to a five-year written lease dated January 1, 1998, each year the Company pays $156,096 (as adjusted annually for inflation) to Gertrude Boyle for use of a portion of the headquarters building. Under another lease, dated January 1, 1998 and terminated in December 1999, the Company paid Gertrude and Timothy Boyle $52,848 in 1998 and $49,278 in 1999 for use of a warehouse.

     The Company entered into a five-year lease of a building from the Frank Deggendorfer Trust for $6,250 monthly beginning March 5, 1998. The leased building houses the Company's Bend, Oregon outlet store. Frank Deggendorfer is Gertrude Boyle's son-in-law and Timothy P. Boyle's brother-in-law.

     In December 1996 the Company entered into a Deferred Compensation Conversion Agreement with Don Richard Santorufo, Executive Vice President and Chief Operating Officer of the Company, providing for the conversion of deferred compensation units granted under a prior agreement into an aggregate of 1,800,435 shares of the Company's Common Stock. Of those shares, 1,075,321 shares vested immediately, 333,725 shares vest ratably over three years commencing December 31, 1997, and 391,389 shares vest ratably over five years commencing December 31, 2000. The agreement provides the Company with a right to repurchase unvested shares if Mr. Santorufo's employment is terminated. Shares not repurchased after termination vest automatically. Under the agreement, the Company provided Mr. Santorufo with bonuses and amounts to cover certain taxes through 1998. In addition, the Company agreed to pay a cash bonus for up to 50% of any additional tax liability that may be imposed on Mr. Santorufo with respect to the compensation received under the agreement. The amount of this cash bonus would be increased to offset taxes owed by Mr. Santorufo as a result of such bonus.

     In connection with the Company's initial public offering and the termination of the Company's Subchapter S corporation tax status, the Company entered into a tax indemnification agreement with each of its shareholders, including Gertrude Boyle, Timothy P. Boyle, Sarah Bany, Don Richard Santorufo and certain trusts. The agreements provide that the Company will indemnify and hold harmless each of these shareholders for federal, state, local or foreign income tax liabilities, and costs relating thereto, resulting from any adjustment to the Company's income that is the result of an increase or change in character of the Company's income during the period it was treated as a Subchapter S corporation. The agreements also provide that if there is a determination that the Company was not a Subchapter S corporation prior to the offering, the shareholders will pay to the Company certain refunds actually received by them as a result of that determination. In 1998, the Company reimbursed Gertrude Boyle, Timothy Boyle, and Sarah Bany for income taxes and related expenses they were assessed of approximately $330,000, $960,000 and $310,000, respectively, following an audit of the Company's 1995 and 1996 corporate income tax returns. In 1999, the Company paid taxes on behalf of Gertrude Boyle, Timothy Boyle, Sarah Bany and Don Santorufo of approximately $19,000, $54,000, $17,000, and $7,000, respectively, for the Company's income prior to the initial public offering. The Company expects the amounts paid in 1999 to be wholly offset by tax refunds which will be received by the Company in 2000.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of John Stanton, Edward S. George and Murrey R. Albers, all nonemployee directors. No committee member participates in committee deliberations or recommendations relating to his own compensation.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") consists of Messrs. Stanton, George and Albers, all non-employee directors. The Committee makes recommendations to the Board regarding compensation for the executive officers of the Company, and administers the executive compensation plans, the Company's Employee Stock Purchase Plan and the Company's stock option program, from which stock options are granted periodically to certain executive officers and other employees of the Company.

COMPENSATION PRINCIPLES AND PHILOSOPHY

     The Committee believes that leadership and motivation of the Company's executives are critical to the long-term success of the Company. In support of this philosophy, the Company has adopted an executive compensation policy in which the primary objectives are to provide a total compensation package:

          (1) which will allow it to attract and retain key executive officers who are primarily responsible for the long-term success of the Company;

          (2) that takes into consideration the compensation practices of comparable companies with whom the Company competes for executive talent;

          (3) which will motivate executives to maximize shareholder returns by achieving both short and long-term Company goals.

     The Committee maintains the philosophy that compensation of the Company's executives should be directly linked to the financial performance of the Company as well as to each executive's individual contribution. In determining competitive compensation levels, the Committee has engaged independent compensation consultants to analyze base salaries and incentive compensation for executive officers at comparable companies. Total compensation for executive officers is generally targeted in the 50 to 75th percentile of pay at these comparable companies, depending on levels of experience and responsibility.

     The total compensation package includes a competitive base salary, incentive bonuses, periodic stock option grants, as well as a 401(k) plan with a Company match, and a Company profit sharing plan.

COMPENSATION ELEMENTS

     There are different elements in the Company's executive compensation program, all determined by individual performance and Company profitability, except for stock option grants which are intended to correlate compensation to stock price performance.

  Base Salary Compensation

     Base salaries for the Chief Executive Officer and other select executive officers have been established by reviewing a number of factors, including responsibilities, experience, demonstrated performance and potential for future contributions. The Committee also takes into account competitive factors, including the level of salaries associated with similar positions at businesses that compete with the Company.

  Annual Incentive Compensation

     In 1999, the Board of Directors and shareholders approved the Executive Incentive Compensation Plan. Under the Executive Incentive Compensation Plan, the Committee establishes performance goals, which may include Company revenues or earnings or other benchmarks, within 90 days of the beginning of the calendar year. Cash bonuses for eligible executive officers will be determined by the extent to which the Company attains the established goals and by an assessment of each executive officer's performance during the year. Specific performance goals to which an eligible executive's bonus is tied will be at the discretion of the Committee. In each case, the target bonus will be a percentage of the executive's base salary. Bonuses may exceed the target if performance goals are exceeded. An executive may also receive no bonus for the year if less than a predetermined percentage of the applicable performance goal is met. Under the Executive Incentive Compensation Plan the Committee established a performance goal for the Company for 1999 based on overall operating results. The Company achieved 108 percent of specified performance targets, resulting in bonuses for each executive officer.

  Stock Options

     Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with the Company and promote shareholder returns. The Company has made periodic stock option grants under the 1997 Stock Incentive Plan to most executive officers. The Company to date has not granted stock options to Timothy P. Boyle, Gertrude Boyle or Don Richard Santorufo, each of whom has a substantial ownership interest in the Company, which provides a long-term performance incentive.

     The Committee makes annual stock option grants to certain executives and other select employees. The number of shares in each grant will depend on factors such as the level of base pay and individual performance. Stock options are awarded with an exercise price equal to the fair market value of the Company's Common Stock at the time of the grant. Options typically vest on a monthly basis over a period of five years and have ten-year terms. The options only have value to the recipients if the price of the Company's stock appreciates after the options are granted.

OTHER BENEFITS

     The Company has a 401(k) plan and a profit-sharing plan, which cover substantially all employees with more than ninety days of service. The Company may elect to make discretionary matching and/or non-matching contributions. All contributions to the plans are determined by the Board of Directors. In addition, executive officers, other than Timothy and Gertrude Boyle, are eligible to participate in the Company's 1999 Employee Stock Purchase Plan.

     Other benefits that are offered to key executives are largely those that are offered to the general employee population, with some variation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee has determined the compensation for the Chief Executive Officer based on a number of factors. His base salary was determined after a review of his experience, performance and an evaluation of comparable positions at other companies. Under the Executive Incentive Compensation Plan total compensation for Mr. Boyle is tied to the overall financial performance of the Company. In 1999 Mr. Boyle's base salary was initially decreased by approximately 20 percent. Upon the Company achieving 100 percent of predetermined financial performance targets, Mr. Boyle was entitled to receive the total decrease ($110,000). In addition, Mr. Boyle received a bonus of $293,333 based on the Company achieving 108 percent of that predetermined financial goal, as set by the Committee. Following a review of executive salaries across the apparel industry as well as in the same geographic region, the Committee raised Mr. Boyle's base salary for 2000 to $690,000. In 2000 he is eligible for a performance-based bonus of between 30 percent and 220 percent of his base salary, depending on the Company achieving between 85 percent and 130 percent of predetermined financial targets. Because of Mr. Boyle's substantial ownership interest in the Company, the Committee believes he has an effective long-term incentive tied directly to shareholder return.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company can deduct for compensation paid to any of its most highly paid officers in any year. Levels of salary and bonus to be paid by the Company generally are not expected to exceed that limit. However, depending on individual and Company performance, total compensation for certain executives may be greater than $1,000,000. The limit on deductibility, however, does not apply to performance-based compensation that meets certain requirements. The Company's current policy is generally to grant stock options that meet those requirements so that option compensation recognized by an optionee will be fully deductible by the Company. Similarly the Executive Incentive Compensation Plan is intended to provide for fully deductible performance-based compensation.

                                          Members of the Compensation Committee:

                                          Murrey R. Albers -- Chairman
                                          Edward S. George
                                          John Stanton

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return of the Company's Common Stock, assuming reinvestment of dividends, with the cumulative total return of the Standard & Poor's SmallCap 600 Index and the S&P Textile (Apparel) Index for the period commencing on March 26, 1998 (the date of the Company's initial public offering) and ending on December 31, 1999. The graph assumes that $100 was invested in the Company's Common Stock at the initial public offering price of $18 and each index on March 26, 1998.

                           TOTAL SHAREHOLDER RETURNS

                               PERFORMANCE GRAPH

                                                        COLUMBIA                S&P SMALLCAP 600           TEXTILES (APPAREL)-
                                                       SPORTSWEAR                     INDEX                       SMALL
                                                       ----------               ----------------           -------------------
3/26/98                                                  100.00                      100.00                      100.00
3/31/98                                                  117.36                      100.56                       99.86
6/30/98                                                  105.56                       96.07                       94.50
9/30/98                                                   90.97                       75.98                       68.46
12/31/98                                                  93.75                       89.36                       66.20
3/31/99                                                  109.03                       81.32                       57.66
6/30/99                                                   85.42                       93.85                       69.05
9/30/99                                                   79.17                       89.31                       59.17
12/31/99                                                 119.44                      100.44                       55.95

                            INDEPENDENT ACCOUNTANTS

     Deloitte & Touche LLP audited the Company's financial statements for the year ended December 31, 1999 and has been selected to audit the Company's financial statements for 2000. Representatives of Deloitte & Touche LLP will be at the annual meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they wish.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Executive officers, directors, and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all section 16(a) reports they file. Based solely on a review of such reports received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all section 16(a) filing requirements applicable to its executive officers and directors have been complied with.

                            DISCRETIONARY AUTHORITY

     Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

                             SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY STATEMENT

     A shareholder proposal to be considered for inclusion in proxy materials for the Company's 2001 annual meeting must be received by the Company not later than December 29, 2000.

SHAREHOLDER PROPOSALS NOT IN THE COMPANY'S PROXY STATEMENT

     Shareholders wishing to present proposals for action at this annual meeting or at another shareholders' meeting must do so in accordance with the Company's Bylaws, a copy of which is available upon written request to Carl K. Davis, Vice President and General Counsel. A shareholder must give timely notice of the proposed business to the Secretary. For purposes of the Company's 2001 annual meeting, such notice, to be timely, must be received by the Company by January 29, 2001.

SHAREHOLDER NOMINATIONS FOR DIRECTOR

     Shareholders wishing to directly nominate candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as defined above. The notice shall set forth (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company which are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the executed consent of each nominee to serve as a director of the Company if elected. If the number of directors to be elected is increased and there is no public announcement by the Company naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding years annual meeting, a shareholder's notice shall also be considered timely (but only with respect to nominees for new positions created by such increase) if delivered to the Secretary at the Company's principal executive offices no later than the close of business on the tenth day following the day on which the public announcement is first made by the Company. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the Bylaws, by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

                                          By Order of the Board of Directors

                                          Timothy P. Boyle
                                          President and Chief Executive Officer

Portland, Oregon
April 28, 2000

PROXY

                           COLUMBIA SPORTSWEAR COMPANY

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR THE ANNUAL MEETING MAY 25, 2000

The undersigned hereby appoints Timothy P. Boyle, Patrick D. Anderson and Carl K. Davis, and each of them, proxies with full power of substitution, to vote in behalf of the undersigned at the Annual Meeting of Shareholders of Columbia Sportswear Company on May 25, 2000, and at any adjournment thereof, all shares of the undersigned in Columbia Sportswear Company. The proxies are instructed to vote as follows:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS, IF GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THEY WILL BE VOTED FOR THE DIRECTORS. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

                 PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY


--------------------------------------------------------------------------------
                          /\  FOLD AND DETACH HERE  /\

                                                                 Please mark
                                                                 your votes  [X]
                                                                 as in this
                                                                 example

             (THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.)

                                                    FOR   WITHHELD
1. Election of Directors                            [ ]     [ ]        To facilitate meeting arrangements, please check here [ ]
   NOMINEES:                                                           if you plan to attend the meeting in person.
   Gertrude Boyle, Timothy P. Boyle, Sarah Bany,
   Murrey R. Albers, Edward S. George,
   Walter T. Klenz and John Stanton


For, except vote withheld from the following nominee(s):


---------------------------------------------------------



SIGNATURE(S)                                                                                      DATE
            -------------------------------------------------------------------------------------     --------------------------
NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Please mark, date, sign and return proxy card promptly. Receipt is acknowledged of the notice and proxy statement relating to this meeting.
 ................................................................................................................................
                                                   /\ FOLD AND DETACH HERE /\